SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     March 29, 2001

POPE RESOURCES, A DELAWARE
LIMITED PARTNERSHIP

(Exact name of registrant as specified in its charter)

Delaware	1-9035	91-1313292
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

19245 10th Avenue NE, Poulsbo, WA	98370
(Address of Principal Executive Office)	(Zip Code)

Registrant's telephone number,
including area code:                                                                                                      (360) 697-6626

(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets.

          Plum Creek Acquisition.

          On March 29, 2001, Pope Resources acquired 44,500 acres of industrial timberland in southwest Washington from Plum Creek Timberlands, L.P. and Plum Creek Marketing, Inc. (the “Sellers”) pursuant to a Purchase and Sale Agreement dated February 14, 2001 (the “Acquisition”).  This acquisition is the first step towards realigning the Partnership’s strategic focus to the ownership and management of timberland.

          The acquired assets include timberlands in Clark, Cowlitz, Skamania, Lewis and Pierce Counties, Washington (collectively, the “Timberlands”), along with timber, cutting, development and other rights relating to the Timberlands, an office building in Kelso, Cowlitz County, Washington (the “Building”), along with certain contracts, access rights and easements, and personal property related to and used in connection with the Timberlands and the Building.  The Sellers used the acquired assets for timber management and Pope Resources plans to use the acquired assets for the same purposes.

          The purchase price was approximately $54 million.  The valuation of this acquisition was determined using discounted cash flows. The acquisition was financed by a mortgage from John Hancock, a short-term revolving acquisition credit facility from Bank of America, and cash from Pope Resources.

Item 7. Financial Statements and Exhibits.

(a)      Financial Statements of Assets Acquired. Any required financial statements will be timely filed as an amendment to this Current Report.

(b)      Pro Forma Financial Information.  Any required financial information will be timely filed as an amendment to this Current Report.

(c)      Exhibits

10.1   Timberland Purchase and Sale Agreement for the Southwest Washington Timberlands by and among Plum Creek Timberlands, L.P. and Plum Creek Marketing, Inc., as Seller and Pope Resources, a Delaware Limited Partnership as Purchaser, dated February 12, 2001(1)

10.2   Press Release dated February 14, 2001(2)

(1) Incorporated by reference to the Company’s Current Report filed on Form 8-K filed with the Commission on March 19, 2001.

(2) Incorporated by reference to the Company’s Current Report filed on Form 8-K filed with the Commission on March 19, 2001.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POPE RESOURCES,
A Delaware Limited Partnership

By:	POPE MGP, INC.
Managing General Partner

By:	/s/ ALLEN E. SYMINGTON
Allen E. Symington
Chairman and Chief Executive Officer

Dated: April 11, 2001